CERTIFIED RESOLUTIONS

I, Wade R. Bridge, Secretary of AlphaMark Investment Trust (the “Trust”), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, at a meeting of the Board held on October 18, 2012:

WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type and form of coverage of Federal Insurance Company Bond No. 82124403 (the “Fidelity Bond”); and

WHEREAS, the amount of coverage under the Fidelity Bond is $400,000, being greater than the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

NOW, THEREFORE, BE IT RESOLVED, that the amount, type and form of coverage of the Fidelity Bond are reasonable, and the Fidelity Bond is hereby ratified and approved; and

FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Trust is designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions they deem necessary or appropriate in connection with or in furtherance of these resolutions.

October 18, 2012	/s/ Wade R. Bridge
Wade R. Bridge, Secretary